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                                                                   Exhibit 23(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-124502) and the related Prospectus of Southwest Bancorp, Inc. for the registration of 2,415,000 shares of its common stock and to the incorporation by reference therein to our reports dated March 14, 2005 with respect to the consolidated financial statements of Southwest Bancorp, Inc., Southwest Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Southwest Bancorp included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


/s/ Ernst & Young, LLP


Tulsa, Oklahoma
May 17, 2005